Exhibit 8 and 23.2
Boston     Brussels     Chicago     Düsseldorf     London     Los Angeles     Miami     Munich
New York     Orange County     Rome     San Diego     Silicon Valley     Washington, D.C.
September 15, 2006
HSBC Receivables Acquisition Company I
1111 Town Center Drive
Las Vegas, Nevada 89144
Re: HSBC Credit Card Master Note Trust (USA) I, Series 2006-1
Ladies and Gentlemen:
We have acted as special tax counsel for HSBC Finance Corporation (the “Servicer”) and HSBC Receivables Funding Inc. I (the “Transferor”), in connection with the issuance by HSBC Credit Card Master Note Trust (USA) I (the “Trust”), of $917,127,000 in principal amount of 5.10% Class A Asset Backed Notes, Series 2006-1 (the “Class A Notes”) and $82,873,000 in principal amount of Class B Floating Rate Asset Backed Notes, Series 2006-1 (the “Class B Notes”, together with the Class A Notes, the “Notes”). The Trust is governed by that certain Second Amended and Restated Trust Agreement, dated as of June 30, 2006, between the Transferor and Wilmington Trust Company as owner trustee (the “Owner Trustee”). The Notes will be issued pursuant to that certain Second Amended and Restated Master Indenture, dated as of June 30, 2006, (the “Indenture”) by and between the Owner Trustee, on behalf of the Trust, and Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture Trustee”) and that certain Series 2006-1 Indenture Supplement, dated September 15, 2006, between the Owner Trustee, on behalf of the Trust, and the Indenture Trustee (the “Supplement”). Pursuant to that certain Second Amended and Restated Transfer and Servicing Agreement, dated as of June 30, 2006, among the Transferor, the Servicer and the Owner Trustee, on behalf of the Trust (the “Transfer and Servicing Agreement”) the Trust has acquired certain revolving credit account receivables which will serve as collateral for the Notes and certain other series of notes issued by the Trust. Capitalized terms used in this opinion letter and not defined herein shall have their respective meanings as set forth in the Documents (as defined herein).
In rendering the opinion expressed herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement with respect to the Notes, dated September 8, 2006 (the “Prospectus Supplement”) and the Prospectus with respect to the Notes, dated September 6, 2006 (the “Prospectus”), (ii) the Trust Agreement, (iii) the Indenture, (iv) the Supplement, (v) the Transfer and Servicing Agreement, and (vi) such other documents as we have deemed necessary to render the opinions set forth herein (collectively referred to herein as the “Documents”).

In our examination of the Documents, we have assumed that (i) each of the Documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) all representations and statements set forth in such Documents are true and correct, (iii) all obligations imposed by any such Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (iv) the Notes conform and will conform to the specimens examined by us. We have further assumed that there are no agreements, understandings or arrangements relating to the issuance and sale of the Notes or the terms or conditions of the Notes other than those evidenced by the Documents.
We hereby confirm that the statements of law or legal conclusions with respect thereto set forth under the heading “Material Federal Income Tax Consequences” in the Prospectus and under the heading “Tax Matters” in the Prospectus Supplement are correct in all material respects.
The opinion expressed herein is based on an application of the federal income tax laws of the United States of America as in effect as of the date hereof and no assurance can be given that legislative enactments, administrative rulings or judicial decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or a court. We undertake no obligation to update or modify the opinion expressed herein in the event there is a change in applicable law or the interpretation thereof or the facts or documents upon which the opinion is based, any of which could affect our conclusions. We express no opinion other than as to the federal income tax laws of the United States of America.
We hereby consent to the filing of this opinion as an exhibit to a Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the issuance of the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission thereunder.
Circular 230 Notice: (1) Any U.S. federal tax advice contained herein is not intended or written to be used, and cannot be used by any taxpayer for the purpose of avoiding U.S. federal tax penalties that may be imposed on the taxpayer; (2) any such advice is written to support the promotion or marketing of the transactions described or referred to herein; and (3) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Very truly yours,
/s/ McDermott Will & Emery LLP